UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CHINA BILINGUAL TECHNOLOGY & EDUCATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	68-0678185
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 2 Longbao Street
Xiaodian Zone, Taiyuan City
Shanxi Province, P.R. China 030031
(Address of principal executive offices, including Zip Code)
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. 	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

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Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.001 per share
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

This registration statement relates to the common stock, par value $0.001 per share (the “Common Stock”), of China Bilingual Technology & Education Group, Inc. (the “Registrant”). The holders of Common Stock are entitled to one vote per share. The Registrant’s Articles of Incorporation, as amended does not provide for cumulative voting. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant’s Board of Directors out of legally available funds; however, the current policy of the Registrant’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors and issued in the future.

Item 2.                      Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 24, 2009).

3.3	By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 24, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHINA BILINGUAL TECHNOLOGY & EDUCATION GROUP INC.

Date: April 1, 2011	By:	/s/ Michael Toups
Michael Toups
Chief Financial Officer